Exhibit 99.1

NEWS

Contact:	Media: Becky Sanch 1.313.594.4410 bsanch@ford.com	Equity Investment Community: Raj Modi 1.313.323.8221 fordir@ford.com	Fixed Income Investment Community: Rob Moeller 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

Editor's note: The following is one of two related press releases Ford Motor Company is issuing today. Please also refer to the release entitled: "FORD REPORTS PRELIMINARY THIRD QUARTER 2006 FINANCIAL RESULTS."

FOR IMMEDIATE RELEASE

FORD TO RESTATE RESULTS SINCE 2001 FOR ACCOUNTING UNDER SFAS 133

DEARBORN, Mich., Oct. 23, 2006 - Ford Motor Company [NYSE: F] today announced it plans to restate previous financial results from 2001 through the second quarter of 2006 to correct the accounting for certain derivative transactions under the Statement of Financial Accounting Standards (SFAS) 133, Accounting for Derivative Instruments and Hedging Activities.

The correction to the accounting does not affect the economics of the derivative transactions, nor have any impact on the company's cash. However, the restatements are expected to affect the preliminary financial results Ford announced today for its 2006 third quarter. The company expects to finalize restatement amounts for the current period and all previous periods by the time of the filing of its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2006. (For full details regarding Ford's preliminary results for the 2006 third quarter, please see press release entitled, "FORD REPORTS PRELIMINARY THIRD QUARTER 2006 FINANCIAL RESULTS.")

Ford discovered that since 2001, certain interest rate swaps Ford Motor Credit Company had entered into to hedge the interest rate risk inherent in certain long-term fixed rate debt were accounted for incorrectly under SFAS 133 because they did not satisfy the standard's technical accounting rules to qualify for exemption from the more strict effectiveness testing requirements. Ford Motor Credit Company uses transactions involving derivatives, including swaps, forwards and options, to reduce economic risk and volatility in a disciplined and defensive manner. PricewaterhouseCoopers LLP, the company's independent registered public accounting firm, audited Ford's 2001 through 2005 financial statements, which included a review of these swaps.

"This is a very complicated accounting standard, and interpretation of its proper application has continued to evolve," said Executive Vice President and Chief Financial Officer Don Leclair. "Our overall hedging strategy is sound. We will correct our accounting for these types of derivative instruments. We remain committed to strong internal controls and reporting transparency."

Ford Motor Credit Company's interest rate swaps were entered into as part of the unit's asset-liability management strategy. The swaps economically hedge the interest rate risk associated with long-term debt issuances. Although the final restatement amounts have not yet been determined, we estimate based on the information to date that Ford and Ford Motor Credit Company's results in 2002 will improve materially. Other periods are still under study.

About Ford Motor Company:
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures and distributes automobiles in 200 markets across six continents. With about 300,000 employees and 108 plants worldwide, the company’s core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company.

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